Exhibit 99.1

IDAHO POWER
AN IDACORP COMPANY

1221 W. Idaho Street
Boise, ID   83702

March 16, 2006

FOR IMMEDIATE RELEASE

Lawrence F. Spencer, Director of Investor Relations
Phone:  (208) 388-2664
lspencer@idahopower.com

CEO Jan Packwood to Retire July 1, IDACORP Board Names
LaMont Keen Successor

BOISE - The IDACORP Inc. (NYSE:IDA) board of directors has announced the planned retirement of President and Chief Executive Officer Jan B. Packwood effective July 1, 2006.  He will be succeeded by Executive Vice President J. LaMont Keen, who also is president and CEO of Idaho Power Co., IDACORP's core electric utility business.

Packwood, 62, has served in his current role since June 1999.  He also served as president and CEO of Idaho Power until November 2005 when Keen assumed those responsibilities.  Packwood, whose career with IDACORP and Idaho Power spans 36 years, has been re-nominated to serve another term on the IDACORP and Idaho Power boards of directors and, if re-elected, will continue serving on those boards.

"We are thankful for, and fortunate to have had, more than three decades of Jan's dedicated service and we are pleased that his involvement will continue at the board level," said Jon H. Miller, chairman of the IDACORP board of directors.  "Jan's term of leadership has been filled with accomplishment as he guided our company through a period of great and sometimes turbulent change in the energy industry.  I am pleased and confident that LaMont Keen's 31 years of experience with Idaho Power and his broad and deep executive level involvement at IDACORP give us the right person to take the helm as we meet the new challenges ahead."

Keen, 53, has served as an officer of Idaho Power and/or IDACORP since 1988. Past executive positions include chief operating officer, chief financial officer, controller, and senior vice president of Administrative Services for Idaho Power when he held responsibility for all administrative areas of the company.  He also has served at either a director or officer level for each of IDACORP's diversified businesses.  Keen is a 1974 graduate of Albertson College and completed the Harvard Graduate School Advanced Management Program in 1994.  In addition to serving on the IDACORP and Idaho Power boards of directors, Keen also serves on the boards of IDACORP Technologies, Inc. and Idaho Energy Resources Co., both of which are subsidiaries of IDACORP.  Keen also is a board member for the Western Energy Institute, and the Idaho Association of Commerce and Industry, for which he is also chairman.

"With both a great sense of pride and humility I accept this tremendous opportunity given me by the board of directors," said Keen.  "Pride in being not only a part of this great company, but in having the opportunity to lead it.  Humility in knowing our future success will not come from any individual but from our collective efforts.  I look forward to working closely with members of the board as we chart our course through these times rife with challenge and change.  With the support and skills of our talented leadership team and workforce, I am confident that we will continue to build upon this company's rich heritage and strong foundation to fulfill our responsibilities to customers, shareowners and employees."

Packwood's career at Idaho Power began in 1970.  He rose steadily through the management ranks in the utility's engineering, construction, and operational areas.  He became an officer of the company in 1989 and his assignments include stints as vice president, executive vice president, president, chief operating officer and chief executive officer of Idaho Power.

"It has been a privilege and an honor to lead the extraordinary employees of Idaho Power and IDACORP for the past seven years," said Packwood.  "Together we have dealt successfully with dramatic growth, six consecutive years of drought, and industry turmoil to continue to provide our customers with affordable and reliable electricity.  Idaho Power will celebrate its 90th anniversary this year and I consider myself very fortunate to have spent my entire professional career here, and I am excited that our executive team will be carrying on that tradition under LaMont's able leadership.  I'm blessed to be surrounded in Boise by my extended family and am eagerly looking forward to the next chapter in life when there is finally time for all those things that have been on hold for so long."  Packwood and his wife Sheryl plan to remain in Boise where their adult children and grandchildren also reside.